EXHIBIT 99.1

NEWS RELEASE

Contact:	Deric Eubanks	Jordan Jennings	Joe Calabrese
	Chief Financial Officer	Investor Relations	Financial Relations Board
	(972) 490-9600	(972) 778-9487	(212) 827-3772

ASHFORD ANNOUNCES CREATION OF DEDICATED PLATFORM TO RAISE RETAIL CAPITAL THROUGH FINANCIAL INTERMEDIARIES AND THE BROKER-DEALER CHANNEL

Ashford Securities LLC to Focus on Raising Retail Capital for Current and Future Advised Platforms
Ashford Securities LLC is Not Raising Common Equity for Ashford Inc. or Its Existing Advised Platforms of Ashford Trust and Braemar

DALLAS, September 25, 2019 - Ashford Inc. (NYSE American: AINC) (“Ashford” or the “Company”) today announced that it has formed Ashford Securities LLC (“Ashford Securities”) to raise capital in order to grow its existing and future platforms. Following registration with the Financial Industry Regulatory Authority and other regulatory authorities, Ashford Securities will be a dedicated capital raising platform to fund investment opportunities sponsored and asset-managed by Ashford. Types of capital raised may include, but are not limited to, preferred equity, convertible preferred equity, mezzanine debt, or non-traded REIT common equity (for future platforms).

Ashford Securities is not raising common equity for the Company nor for its existing advised platforms of Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust”) and Braemar Hotels & Resorts Inc. (NYSE: BHR) (“Braemar”). Ashford Securities expects to begin raising capital in the first half of next year. Competitors in the space have been able to raise hundreds of millions of dollars annually.

“Ashford Securities’ goal is to provide the market with highly differentiated alternative investment products,” stated Jay Steigerwald, Ashford Securities’ new President - Head of Distribution. “Given Ashford’s broad experience and ability to execute on many different types of lodging strategies, we have a unique opportunity for new investors. We believe having a dedicated fundraising platform will provide Ashford and its advised platforms an additional source of capital that is not dependent on the traditional publicly-traded capital markets. We are excited to pursue a fresh source of capital that will help us prudently grow all our platforms over the long term for increased shareholder value.”

For more than thirty years, Mr. Steigerwald’s career has specialized in alternative investment products including product structuring, investment strategy, fundraising, budgeting, financial reporting, and forming broker-dealer syndicates. Mr. Steigerwald is an expert on building out high-quality fundraising platforms that consistently provide a source of fresh capital.

Prior to joining Ashford, Mr. Steigerwald served as Executive Director for W. P. Carey Inc. and President of Carey Financial, W. P. Carey’s managing broker-dealer. In this position, he oversaw all broker-dealer relationships for the firm, including managing the National Accounts and Due Diligence Departments. He was instrumental in the overall fundraising efforts of the firm which resulted in $7 billion in new assets. He also influenced the strategic direction of Carey Financial including budgeting, hiring initiatives, and product strategy. Among his achievements, Mr. Steigerwald consistently built out high-quality, alternative investment syndicates.

Prior to joining W. P. Carey, he was a Vice President at CNL Securities where he managed the Western Region National Accounts Department. Previously, Mr. Steigerwald was the Founder and CEO of Integrity Investment Partners, Managing Partner of the hedge fund Prosperity Investors, and a National Account wholesaler for Related Capital.

The Company also announced that Megan Gavin has joined Ashford Securities to lead its national accounts effort. Megan previously worked as a national accounts manager at Starwood Capital LLC and Carey Financial.

The Company has engaged Robert A. Stanger & Co., Inc., a nationally recognized investment banking firm specializing in providing strategic planning and investment banking services to real estate advisory and management companies, as a consultant on this effort.

“The creation of Ashford Securities is the next logical step in Ashford’s growth strategy. For quite some time, we have wanted to have our own capital raising platform and believe that now is an opportune time to launch this effort to ideally significantly increase our assets under management,” said Monty J. Bennett, Ashford’s Chairman and Chief Executive Officer. “With our strong alignment with shareholders and our long track record in the hospitality industry, we believe that our investment products will be attractive to a wide range of investors. We also believe that Jay Steigerwald is the ideal executive to lead this effort, with his long track record of success in this space, and we look forward to providing more updates as we make progress on this initiative.”

Ashford provides global asset management, investment management and related services to the real estate and hospitality sectors.

Follow Chairman and CEO Monty Bennett on Twitter at www.twitter.com/MBennettAshford or @MBennettAshford.

Ashford has created an Ashford App for the hospitality REIT investor community. The Ashford App is available for free download at Apple’s App Store and the Google Play Store by searching “Ashford.”

Forward Looking Statements

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," “can,” "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: changes in the business or operating prospects; adverse litigation or regulatory developments; our success in implementing our business plans and realizing the expected benefits of the transactions; general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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